Exhibit 99.1

            Scholastic Reports First Quarter Results for Fiscal 2006;
            Strong Growth Driven by Successful Launch of Harry Potter
                           and the Half-Blood Prince;
                     Record Sales of Educational Technology

    NEW YORK--(BUSINESS WIRE)--Sept. 22, 2005--Scholastic Corporation (NASDAQ:SCHL) today reported its results for the fiscal 2006 first quarter ended August 31, 2005, and affirmed its outlook for fiscal 2006.
    Revenues in the first quarter were $498.4 million versus $323.7 million in the prior year period. Net loss for the quarter was $21.2 million, or $0.52 per share. This compares to a net loss of $50.5 million, or $1.28 per share, in the prior year period, which included a pre-tax charge of $3.6 million, or $0.06 per share, in severance costs relating to the reorganization of the Continuities business. Scholastic typically records a seasonal loss in its first quarter of the fiscal year, as most schools are not in session resulting in minimal revenues from school-based Book Fairs and Book Clubs.
    Richard Robinson, Chairman, President and CEO of Scholastic, commented: "Record-breaking sales of Harry Potter and the Half-Blood Prince drove significantly higher results in Children's Book Publishing and Distribution and for the Company overall. Scholastic Education's strongest quarter ever also contributed to last quarter's improved results, with sales of educational technology demonstrating the continued success of our reading solutions strategy. These achievements reinforce Scholastic's leading position as a partner with families and teachers, helping develop children's reading skills and love of books."
    The Company also affirmed its fiscal 2006 outlook for revenues of $2.3 to $2.4 billion, earnings per diluted share of $2.30 to $2.50, and free cash flow of $85 to $95 million.

    First Quarter Segment Analysis

    Children's Book Publishing and Distribution. Segment revenues in the quarter were $275.3 million, compared to $121.8 million in the prior year period. Harry Potter revenue increased to approximately $185 million from about $10 million in last year's first quarter, reflecting the successful launch of Harry Potter and the Half-Blood Prince, as well as higher sales of Harry Potter backlist titles. Partially offsetting this increase was a decline in Continuities revenue resulting from the Company's strategy to focus on its most productive customers. The resulting operating loss for the segment was $19.7 million, compared to an operating loss of $64.0 million in the prior year period.
    Educational Publishing. In the first quarter, segment revenues increased 9% to $128.3 million from $118.2 million in the prior year period. Operating profits rose 23% to $27.5 million relative to the prior year period. Higher revenues and profits primarily reflected a 32% increase in sales of educational technology over the prior year, benefiting from the launch of the Enterprise Edition of the READ 180(R) reading intervention program.
    International. Segment revenues in the first quarter rose 7% (3% in local currencies) to $76.7 million from $71.8 million in the prior year period, primarily as a result of growth in the Company's export business and in the Australia market. The operating loss in the segment was $5.5 million in the first quarter, as compared to a loss of $3.0 million in the year ago period, primarily due to lower results in the United Kingdom, where Scholastic is rebuilding its Trade and Continuities businesses. The first quarter is also typically the smallest for the International segment, with schools out of session in the United Kingdom and Canada, two of our largest operations, resulting in a loss.
    Media, Licensing and Advertising. Segment revenues rose 52% to $18.1 million in the first quarter, compared to the prior year period, primarily due to increased production revenue for Maya & Miguel(TM) and Time Warp Trio(TM). Operating loss improved to $5.7 million for the quarter compared with $6.2 million in the year ago period.

    Conference Call

    Scholastic will hold a conference call today (September 22, 2005) at 8:00 a.m. EDT. To listen by telephone, dial 888-338-6461 or 973-935-8510. To listen and view accompanying slides on the Internet, go to the Investor Relations section of www.scholastic.com, and follow links there. Following the call, the slides will be available in the Investor Relations section of www.scholastic.com and an audio replay will be available at 877-519-4471; PIN number: 6459681.

    About Scholastic

    Scholastic Corporation (NASDAQ:SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children's books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs, school-based book fairs, and school-based and direct-to-home continuity programs; retail stores, schools, libraries and television networks; and the Company's Internet site, www.scholastic.com.

    Forward-Looking Statements

    This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.


                        SCHOLASTIC CORPORATION
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)
              (Amounts in millions except per share data)

                          --------------------------------------------
                                      THREE MONTHS ENDED
                          --------------------------------------------
                           8/31/05   8/31/04   Favorable/(Unfavorable)
                                   Restated(1)
                          -------------------- -----------------------

Revenues                    $498.4     $323.7      $174.7        54%

Operating costs and
 expenses:
   Cost of goods sold        293.0      176.4      (116.6)      (66%)
   Selling, general and
    administrative
    expenses                 202.4      181.2       (21.2)      (12%)
   Selling, general and
    administrative
    expenses -
    Continuity charges (2)       -        3.6         3.6        (a)
   Bad debt expense           12.6       16.2         3.6        22%
   Depreciation and
    amortization              15.6       15.7         0.1         1%
                          --------------------  ----------
Total operating costs and
 expenses                    523.6      393.1      (130.5)      (33%)

Operating loss               (25.2)     (69.4)       44.2        64%

Interest expense, net          8.5        8.8         0.3         3%
                          --------------------  ----------
Loss before income taxes     (33.7)     (78.2)       44.5        57%

Tax benefit                   12.5       27.7       (15.2)      (55%)
                          --------------------  ----------
Net loss                    ($21.2)    ($50.5)      $29.3        58%
                          ====================  ==========
Weighted average shares
 outstanding - basic and
 diluted                      41.0       39.6         1.4         4%

Net loss per share - basic
 and diluted                ($0.52)    ($1.28)      $0.76        59%

(1) In the fourth quarter of fiscal 2005, the Company revised its accounting for certain leasing transactions and restated its previously issued annual and interim consolidated financial statements.

(2) In the three months ended August 31, 2004, the Company recorded pre-tax charges of $3.6, or $0.06 per diluted share, primarily for severance related to staff reductions implemented in that quarter in connection with the prior year review by the Company of its Continuity business.

(a) Percent change not meaningful.

    FORWARD-LOOKING STATEMENTS

    This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties including the conditions of the children's book and instructional materials markets and acceptance of the Company's products within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.


                        SCHOLASTIC CORPORATION
                   RESULTS OF OPERATIONS - SEGMENTS
                              (UNAUDITED)
                         (Amounts in millions)

                          --------------------------------------------
                                      THREE MONTHS ENDED
                          --------------------------------------------
                           8/31/05   8/31/04   Favorable/(Unfavorable)
                                   Restated(1)
                          -------------------- -----------------------

Children's Book Publishing
 & Distribution
   Revenue                  $275.3     $121.8      $153.5        (a)
   Operating loss (2)(3)     (19.7)     (64.0)       44.3        69%
                          --------------------
   Operating margin (3)       -7.2%     -52.5%

Educational Publishing
   Revenue                   128.3      118.2        10.1         9%
   Operating profit           27.5       22.3         5.2        23%
                          --------------------
   Operating margin           21.4%      18.9%

International
   Revenue                    76.7       71.8         4.9         7%
   Operating loss             (5.5)      (3.0)       (2.5)      (83%)
                          --------------------
   Operating margin           -7.2%      -4.2%

Media, Licensing and
 Advertising
   Revenue                    18.1       11.9         6.2        52%
   Operating loss (3)         (5.7)      (6.2)        0.5         8%
                          --------------------
   Operating margin (3)      -31.5%     -52.1%

Overhead expense              21.8       18.5        (3.3)      (18%)
                          --------------------  ----------

Operating loss              ($25.2)    ($69.4)      $44.2        64%
                          ====================  ==========

(1) In the fourth quarter of fiscal 2005, the Company revised its accounting for certain leasing transactions and restated its previously issued annual and interim consolidated financial statements.

(2) Results for the three months ended August 31, 2004 include pre-tax charges of $3.6, or $0.06 per diluted share, recorded in the Children's Book Publishing and Distribution segment ("CBP&D"), primarily for severance related to staff reductions implemented in that quarter in connection with the prior year review by the Company of its Continuity business.

(3) In the fourth quarter of fiscal 2005, the Company reviewed the estimated Cost of goods sold related to Media, Licensing and Advertising segment ("MLA") products sold through CBP&D. The Company determined that the actual costs were lower and the gross margins higher on these products than previously allocated. Prior period inter-segment allocations were adjusted accordingly, resulting in higher gross margin in MLA with offsetting decreases in CBP&D.

(a) Percent change not meaningful.


                        SCHOLASTIC CORPORATION
                       SUPPLEMENTAL INFORMATION
                              (UNAUDITED)
                         (Amounts in millions)

                           SELECTED BALANCE SHEET ITEMS
                          --------------------------------------------
                           8/31/05   8/31/04   Favorable/(Unfavorable)
                                   Restated(1)
                          -------------------- -----------------------

Cash and cash equivalents    $18.4      $13.3        $5.1        38%
Accounts receivable, net     411.7      230.0       181.7        79%
Inventories                  509.2      533.7       (24.5)       (5%)
Total debt (lines of
 credit, short-term debt
 and long-term debt)         579.8      618.4        38.6         6%
Capital lease obligation      78.0       74.0        (4.0)       (5%)
Total stockholders'
 equity                      926.0      796.1       129.9        16%


                           SELECTED CASH FLOW ITEMS
                          --------------------------------------------
                                     THREE MONTHS ENDED
                          --------------------------------------------
                           8/31/05   8/31/04   Favorable/(Unfavorable)
                                   Restated(1)
                          -------------------- -----------------------

Net cash provided (used)
 by operating activities   ($138.8)    ($76.5)     ($62.3)      (81%)
Additions to property,
 plant and equipment          15.4        9.7        (5.7)      (59%)
Pre-publication and
 production costs             16.9       14.9        (2.0)      (13%)
Royalty advances               7.2        7.1        (0.1)       (1%)
                          -------------------- -----------------------
Free cash flow (use) (2)   ($178.3)   ($108.2)     ($70.1)      (65%)
                          ==================== =======================

(1) In the fourth quarter of fiscal 2005, the Company revised its accounting for certain leasing transactions and restated its previously issued annual and interim consolidated financial statements.

(2) Free cash flow is defined by the Company as net cash provided by operating activities, less spending on property, plant and equipment; pre-publication and production costs; and royalty advances. The Company believes this measure, which is a non-GAAP financial measure, is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.


    CONTACT: Scholastic Corporation
             Investors: David Nelson, 212-343-6828
             Media: Kyle Good, 212-343-4563